Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your common units in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/lre
Use the Internet to vote your proxy until 11:59 p.m. (CT) on [Month day, year].

PHONE – **1-866-883-3382**
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on [Month day, year].

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

Please detach here

Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.

1. To approve the Purchase Agreement and Plan of Merger, dated as of April 20, 2015 by and among LRR Energy, L.P. ("LRE"), LRE GP, LLC, the general partner of LRE, Lime Rock Management LP, Lime Rock Resources A, L.P., Lime Rock Resources B, L.P., Lime Rock Resources C, L.P., Lime Rock Resources II-A, L.P., Lime Rock Resources II-C, L.P., Vanguard Natural Resources, LLC ("Vanguard") and Lighthouse Merger Sub, LLC, a wholly owned subsidiary of Vanguard, as such agreement may be amended from time to time (the "merger agreement"). ☐ For ☐ Against ☐ Abstain
2. To approve, on an advisory, non-binding basis, the merger-related compensation payments that may become payable to certain of LRE's named executive officers in connection with the merger. ☐ For ☐ Against ☐ Abstain
3. To approve the adjournment of the LRE special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the merger agreement at the time of the special meeting. ☐ For ☐ Against ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐

Date ____________________

Signature(s) in Box

Please sign exactly as your name(s) appears on the proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

LRR ENERGY, L.P.

SPECIAL MEETING OF UNITHOLDERS

[Day] , [Date] , 20__
[Time]

[LOCATION]

LRR ENERGY

proxy

This proxy is solicited by the Board of Directors for use at the special meeting on [Date].

The common units you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted "FOR" Items 1, 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint ___________, ___________, and __________, and each of them with full power of substitution, to vote your common units on the matters shown on the reverse side and any other matters which may come before the special meeting and all adjournments.

See reverse for voting instructions.